EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Thomas M. Buonaiuto Executive Vice President & Chief Financial Officer (845) 365-4615

UNION STATE BANK’S PARENT COMPANY, U.S.B. HOLDING CO., INC.,
DECLARES QUARTERLY CASH DIVIDEND OF FOURTEEN CENTS
PER SHARE AND SETS RECORD DATE FOR ANNUAL STOCKHOLDERS’ MEETING

Orangeburg, NY, February 22, 2006 - Thomas E. Hales, Chairman of the Board of U.S.B. Holding Co., Inc. and subsidiaries (the “Company”) (NYSE: UBH), parent company of Union State Bank, is pleased to announce that on February 17, 2006, the Board of Directors of the Company declared a quarterly common stock cash dividend of fourteen cents ($0.14) per share. The dividend will be paid on April 14, 2006 to stockholders of record on March 31, 2006.

Mr. Hales commented that, “The quarterly common stock cash dividend can be attributed to the Company’s consistent profitability and strong capital position. The Company recently reported that net income increased by 18.3 percent to $33.2 million for the year ended 2005 as compared to 2004.”

The Board of Directors of the Company also established the close of business on April 17, 2006 as the record date for the 2006 Annual Stockholders’ Meeting. The Annual Meeting will be held at the Holiday Inn, Suffern, New York, on May 24, 2006 at 10:00 a.m. local time.

The Company operates through its banking subsidiary, Union State Bank, a commercial bank with twenty-eight locations in Rockland and Westchester counties and one location each in Goshen, Orange County, New York, Stamford, Connecticut, and New York City. Further information on Union State Bank can be found at www.unionstate.com.

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